UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 2, 2011 (November 30, 2011)

CARE INVESTMENT TRUST INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54474	38-3754322

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

780 Third Avenue, 21st Floor New York, New York	10017

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 446-1410
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

TABLE OF CONTENTS
Item 1.02 Termination of a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Signatures
Exhibit Index

Item 1.02 Termination of Material Definitive Agreement
On November 30, 2011, in connection with the Option Exercise described in Item 2.01 below, Care Investment Trust Inc. (“Care”) and certain of its affiliates (collectively, the “Care Parties”) and Cambridge Holdings, Inc. (“Cambridge”) and certain of its affiliates (collectively, the “Cambridge Parties”) terminated that certain Omnibus Agreement dated as of April 15, 2011, as amended by that certain First Amendment to Omnibus Agreement dated as of October 19, 2011, by and among the Care Parties and the Cambridge Parties (collectively, the “Omnibus Agreement”). At the time of termination of the Omnibus Agreement, no relationship existed between Care and the Cambridge Parties other than Care’s interests (through its wholly owned subsidiary ERC Sub L.P.) in eight (8) separate limited partnerships/limited liability companies (the “Cambridge Partnerships”) of which certain of the Cambridge Parties were general partners/managing members (the “Cambridge Partnership Interests”), the terms of which interests were set forth in the Cambridge Partnership Agreements (as defined below) and the Omnibus Agreement. In connection with the Option Exercise, Care, through ERC Sub L.P. disposed of its Cambridge Partnership Interests, ERC Sub L.P. withdrew as a partner/member of the Cambridge Partnerships and the Omnibus Agreement was terminated by mutual consent of the Care Parties and the Cambridge Parties, with the result that Care no longer holds any direct or indirect interest in the Cambridge Partnerships or any properties owned thereby and has no ongoing economic relationship with the Cambridge Parties. Under the Omnibus Agreement, which modified the agreements of limited partnership/operating agreements of the Cambridge Partnerships (the “Cambridge Partnership Agreements”), Care was entitled to a 14% cumulative annual return on the Care Deemed Investment (as defined in the Omnibus Agreement), and a 12% annual preferred cash distribution on the Care Initial Deemed Investment (which amounted to $40 million). In connection with the termination of the Omnibus Agreement, Care and Cambridge have executed a Mutual Release of all obligations of and claims that might exist against each other.
Item 2.01 Completion of Acquisition or Disposition of Assets
The disclosures in Item 1.02 set forth above (including defined terms) are incorporated in their entirety into this Item 2.01 by reference. On November 30, 2011 Care (through its wholly owned subsidiary ERC Sub L.P.) sold to Jean-Claude Saada, the controlling shareholder of Cambridge, 100% of its Cambridge Partnership Interests for an aggregate sale price of approximately $42 million cash, in addition to the cancelation of the remaining 200,000 Operating Partnership Units and the Warrant to purchase 300,000 shares of Care’s common stock, both previously issued to Cambridge. The Cambridge Partnership Interests were non-controlling investments owned by ERC Sub L.P. and accounted for by Care using the equity method of accounting. The Cambridge Partnerships owned nine (9) separate medical office buildings. The sale was consummated pursuant to the Cambridge Partnerships’ exercise of that certain option to purchase either Care’s interests in the Cambridge Partnerships or the properties owned by the Cambridge Partnerships (the “Option Exercise”) as set forth in the Omnibus Agreement. At the time of the sale of the Cambridge Partnership Interests, the only relationship between Care and the Cambridge Parties was the relationship created by the Cambridge Partnership Agreements and the Omnibus Agreement. In connection with the Option Exercise, ERC Sub L.P. withdrew as a partner/member of the Cambridge Partnerships and the Omnibus Agreement was terminated by mutual consent of the Care Parties and the Cambridge Parties, with the result that Care no longer holds any direct or indirect interest in the Cambridge Partnerships or any properties owned thereby and has no ongoing economic relationship with the Cambridge Parties.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2011	CARE INVESTMENT TRUST INC.
	By:	/s/ Steven M. Sherwyn
		Name:	Steven M. Sherwyn
		Title:	Chief Financial Officer and Treasurer